Filed Pursuant to Rule 433
Registration Statement No. 333-277734

HUMANA INC.

$250,000,000 5.375% Senior Notes due 2031

March 26, 2025

Pricing Term Sheet

Issuer:	Humana Inc.
Ratings*:	Baa2 (Moody’s)/ BBB (S&P)/ BBB (Fitch)
Trade Date:	March 26, 2025
Settlement Date:	(T+3) March 31, 2025
Active Bookrunners:	J.P. Morgan Securities LLC
Barclays Capital Inc.

Additional Notes

Security Description:
$250,000,000 5.375% Senior Notes due 2031 (the “Additional Notes”)
The Additional Notes will become part of the same series as the outstanding 5.375% Senior Notes due April 15, 2031, $1,250,000,000 aggregate principal amount of which was originally issued on March 13, 2024, for all purposes.

Aggregate Principal Amount:
$250,000,000 of the Additional Notes
Immediately after giving effect to the issuance of the Additional Notes and together with the previously issued $1,250,000,000 in aggregate principal amount of the 5.375% Senior Notes due 2031, the total outstanding aggregate principal amount of the 5.375% Senior Notes due 2031 will be $1,500,000,000.

Coupon:	5.375%
Maturity Date:	April 15, 2031
Price to Public:	99.941% of the principal amount, plus accrued interest for the period from and including October 15, 2024 up to but excluding the settlement date
Benchmark Treasury:	4.000% UST due February 28, 2030
Benchmark Treasury Price / Yield:	99-19 ¾ /4.086%
Spread to Benchmark Treasury:	+130 bps
Yield to Maturity:	5.386%
Interest Payment Dates:	April 15 and October 15, commencing April 15, 2025
Optional Redemption:	Make-whole call at T+20 bps plus accrued and unpaid interest
Par Call:	On or after February 15, 2031
CUSIP/ISIN:	444859 CA8 / US444859CA81

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement thereto relating to the Additional Notes and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement thereto relating to the Additional Notes if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or Barclays Capital Inc. toll-free at (888) 603-5847.
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